Exhibit g

INVESTMENT MANAGEMENT AND LICENSE AGREEMENT

This Investment Management and License Agreement (this “Agreement”), dated as of [•], 2025 (the “Effective Date”), is made by and among ABL Longevity Growth and Income Fund, a Delaware statutory trust (the “Fund”), ABL Wealth Advisors, LLC, a Delaware limited liability company (the “Manager”), and solely with respect to Sections 14 and 15, Abacus Global Management, Inc., a Delaware corporation (“Abacus”). The Fund, the Manager, and with respect to Sections 14 and 15 Abacus, may be referred to herein as a “Party,” and collectively as the “Parties.”

WHEREAS, upon the Effective Date the Fund will be registered with the United States Securities and Exchange Commission (“SEC”) as a closed-end management investment company under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”); and

WHEREAS, as of the Effective Date the Manager will be registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (the “Advisers Act”); and

WHEREAS, the Fund desires to retain Manager to render investment advisory, supervisory and administrative services and certain other services hereunder with respect to the Fund; and

WHEREAS, the Fund engages in the business of investing and reinvesting its assets in the manner and in accordance with the investment objectives, policies and restrictions applicable to the Fund; and

WHEREAS, the Manager is willing to furnish investment advisory, supervisory and administrative services and other services, and/or to arrange for such services, in the manner and on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Definitions. Definitions are set forth in Exhibit A hereto.

2. Appointment of the Manager.

(a) The Fund hereby appoints the Manager to manage the investment and reinvestment of its assets, including the regular furnishing of advice with respect to the Fund’s portfolio transactions subject at all times to the control and oversight of the Board (the “Investment Advisory Services”), for the period and on the terms set forth in this Agreement. The Manager hereby accepts such employment and agrees during such period to render the Investment Advisory Services and, if requested, any other services contemplated herein and to assume the obligations herein set forth, for the compensation herein provided. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way, or otherwise be deemed an agent of the Fund.

3. Duties of the Manager.

(a) Subject to the supervision and direction of the Board and in accordance with the Fund’s investment objectives, policies, and restrictions as in effect from time to time as stated in the Registration Statement, the Manager will:

(i) invest the assets of the Fund in accordance with the investment objectives of the Fund;

(ii) manage the Fund’s cash and investable assets pursuant to the terms and conditions set forth herein;

(iii) determine the composition of the Fund’s investment portfolio, the nature and timing of the changes to the Fund’s portfolio and the manner of implementing such changes in accordance with the Fund’s investment objective, policies and restrictions;

(iv) identify investment opportunities and make investment decisions for the Fund, including the structuring of, and negotiation of investment terms, and dispositions of portfolio securities and other instruments on the Fund’s behalf;

(v) perform due diligence on prospective portfolio securities and other investments on the Fund’s behalf;

(vi) act on the Fund’s behalf on all matters necessary or incidental to servicing the Fund’s investable assets, including exercising voting rights in respect to portfolio securities and other investments for the Fund;

(vii) negotiate, obtain and manage financing facilities and other forms of leverage on the Fund’s behalf;

(viii) value the Fund’s assets pursuant to the Fund’s valuation policies and procedures, as may be amended from time to time subject to the oversight and approval of the Board;

(ix) engage (at the Manager’s expense if such activity is included in the Manager’s compensation) to the extent reasonably required external valuation services such as ABL Technologies, LLC and other valuation service vendors such as ITM 21st, Fasano & Associates, Predictive Analytics, Lapetus Solutions, Polaris, and LSI Longevity Solutions Inc.;

(x) supervise all non-advisory operations of the Fund;

(xi) provide personnel to perform necessary executive, administrative and clerical services to the Fund;

(xii) arrange for the preparation of all (i) tax returns, (ii) tax reports and notices to the Fund’s shareholders, (iii) prospectuses and statements of additional information and (iv) other reports filed with the SEC and other applicable regulatory authorities;

(xiii) maintain the books and records of the Fund;

(xiv) provide office space and all necessary office equipment and services for the Fund; and

(xv) provide the Fund with such other investment advisory and related services as the Fund may, from time to time, reasonably require for the investment of capital, which may include, without limitation making, in consultation with the Board, investment strategy decisions for the Fund.

(b) The Manager has a fiduciary responsibility and duty to the Fund for the safekeeping and proper use of all funds and assets of the Fund, whether or not in the Manager’s immediate possession or control. The Manager shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of the Fund. The Manager shall not contract away any fiduciary obligation owed by the Manager to the Fund’s shareholders under common law.

(c) Subject to the supervision of the Board, the Manager shall have the power and authority on behalf of the Fund to effectuate its investment decisions, including the execution and delivery of all documents relating to the Fund’s investments, the placing of orders for other purchase or sale transactions and causing the Fund to pay for the investments and investment-related expenses. In the event that the Fund determines to acquire debt financing, the Manager will arrange for such financing on the Fund’s behalf.

(d) Subject to the prior approval of a majority of the Board, including a majority of the Board who are not “interested persons” of the Fund and, to the extent required by the 1940 Act and the rules and regulations thereunder, subject to any applicable guidance or interpretation of the SEC or its staff, or by the shareholders of the Fund, as applicable, the Manager may, from time to time, delegate to a sub-adviser or other service provider (at the Manager’s expense if such activity is included in the Manager’s compensation) any of the Manager’s duties under this Agreement, including the management of all or a portion of the assets being managed. The Fund acknowledges that the Manager makes no warranty that any investments made by the Manager hereunder will not depreciate in value or at any time not be affected by adverse tax consequences, nor does it give any warranty as to the performance or profitability of the assets or the success of any investment strategy recommended or used by the Manager.

(e) The Manager shall supply the Fund and the Board with reports and statistical data, as reasonably requested. In addition, if requested by the Board, the Manager or its affiliates may provide services to the Fund such as, without limitation, accounting, administration, bookkeeping, broker/dealer record keeping, clerical, compliance, custody, dividend disbursing, fulfillment of requests for Fund information, proxy soliciting, securities pricing, registrar, and transfer agent services. Any reports, statistical data, and services so requested, or approved by the Board, and supplied or performed will be for the account of the Fund and the costs and out-of-pocket charges of the Manager and its affiliates in providing such reports, statistical data or services shall be paid by the Fund, subject to periodic reporting to and examination by those members of the Board who are not interested persons of the Manager or its affiliates (the “Independent Trustees”).

4. Expenses. Except to the extent included in the Management Fee as set forth in Section 8 below, the Fund assumes and shall pay all the expenses required for the conduct of its business including, but not limited to:

(a) fees of the Manager;

(b) fees and commissions in connection with the purchase and sale of portfolio assets for the Fund;

(c) costs, including the interest expense, of borrowing money;

(d) fees and premiums for the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance;

(e) taxes levied against the Fund and the expenses of preparing tax returns and reports;

(f) auditing fees and expenses;

(g) legal fees and expenses (including reasonable fees for legal services rendered to the Fund by the Manager or its affiliates);

(h) salaries and other compensation of (1) any of the Fund’s officers and employees who are not officers, trustees, members or employees of the Manager or any of its affiliates, and (2) the Fund’s chief compliance officer to the extent determined by the Independent Trustees;

(i) fees and expenses incidental to trustee and shareholder meetings of the Fund, the preparation and mailings of proxy material, prospectuses, and reports of the Fund to its shareholders, the filing of reports with regulatory bodies, and the maintenance of the Fund’s legal existence;

(j) payment of dividends;

(k) fees and expenses of the Independent Trustees;

(l) fees and expenses for accounting, administration, bookkeeping, broker/dealer record keeping, clerical, compliance, custody, dividend disbursing, fulfillment of requests for Fund information, proxy soliciting, securities pricing, registrar, and transfer agent services (including costs and out-of-pocket expenses payable to the Manager or its affiliates for such services);

(m) costs of necessary office space rental and Fund web site development and maintenance;

(n) costs of membership dues and charges of investment company industry trade associations;

(o) such non-recurring expenses as may arise, including, without limitation, reorganizations, tender offers, liquidations, actions, suits or proceedings affecting the Fund and the legal obligation which the Fund may have to indemnify its officers and trustees or settlements made;

(p) all costs and expenses associated with the operation and ongoing registration of the Fund, including, without limitation, all costs and expenses associated with the repurchase offers, offering costs, and the costs of compliance with any applicable Federal or state laws;

(q) costs and charges related to electronic platforms through which investors may access, complete and submit subscription and other Fund documents or otherwise facilitate activity with respect to their investment in the Fund;

(r) The Fund will also pay costs incurred to unaffiliated parties to acquire and maintain Longevity Assets, securities, commodities and other investments (including all brokerage fees and commissions, taxes, borrowing costs (such as (a) premium on longevity assets and (b) interest and dividend expenses on securities sold short)) purchased for the Fund and any losses incurred in connection therewith, expenses of financing, holding or carrying assets and other investment positions, including, without limitation, expenses of dividends on stock borrowed to cover a short sale and interest, fees or other charges incurred in connection with leverage and related borrowings with respect to the Fund’s assets, organizational and offering expenses; salaries of shareholder relations personnel (subject to any limitations under the 1940 Act or exemptive relief therefrom). From time to time, the Manager or its affiliates may advance or pay third-party providers of goods or services; and

(s) such other types of expenses as may be approved from time to time by the Board.

Except as provided in this Agreement, the Manager shall bear all expenses arising out of its duties hereunder, including but not limited to all investment professionals and staff of the Manager, when and to the extent engaged in providing investment advisory services to the Fund, and the base compensation, bonus and benefits, and the routine overhead expenses, of such personnel allocable to such services. Notwithstanding the foregoing, the Manager, and not the Fund, shall pay any fees accruing to affiliates of the Manager for valuation services (e.g., ABL Technologies, LLC) and asset servicing (e.g., Longevity Market Assets, LLC). The Fund will reimburse the Manager or such affiliates for any such amounts paid on the Fund’s behalf in a timely manner to the extent that the Fund has the resources to do so. The Fund shall repay the Manager for its advances of Fund formation expenses, without interest or increase, on a monthly basis beginning on the date that the Registration Statement becomes effective and will amortize the amount over the next thirty-six (36) month period subject to available resources. From time to time, the Manager may defer or waive fees and/or rights to be reimbursed for expenses at its discretion.

5. Books and Records. The Manager shall create and maintain all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act and the rules thereunder, as the same may be amended from time to time, pertaining to the Investment Advisory Services and other services, if any, performed by it hereunder and not otherwise created and maintained by another party pursuant to a written contract with the Fund. Where applicable, such records shall be maintained by the Manager for the periods and in the places required by Rule 3la-2 under the 1940 Act. The books and records pertaining to the Fund which are in the possession of the Manager shall be the property of the Fund and shall be surrendered promptly upon the Fund’s request, and the Fund shall have access to such books and records at all times during the Manager’s normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be promptly provided by the Manager to the Fund or the Fund’s authorized representatives. The Manager shall keep confidential any information obtained in connection with its duties hereunder provided, however, if the Fund has authorized and directed certain disclosure or if such disclosure is expressly required or lawfully requested by applicable Federal or state regulatory authorities or otherwise, the Fund shall reimburse the Manager for its expenses in connection therewith, including the reasonable fees and expenses of the Manager’s outside legal counsel.

6. Transactions with Affiliates. Subject to prior Board approval and in compliance with all applicable laws (including the 1940 Act), the Manager is authorized on behalf of the Fund, from time to time when deemed to be in the best interests of the Fund to purchase and/or sell assets in which the Manager or any of its affiliates deals in and/or makes a market. The Manager is further authorized, to the extent permitted by applicable law, to select brokers (including any brokers affiliated with the Manager) for the execution of trades in exchange listed securities for the Fund.

7. Research Services; Best Execution; Agency Cross Trades.

(a) The Manager is authorized, for the purchase and sale of the Fund’s portfolio investments, to employ such unaffiliated dealers and brokers as may, in the judgment of the Manager, implement the policy of the Fund to obtain the best results, considering such factors as price, including dealer spread, the size, type and difficulty of the transaction involved, the firm’s general execution and operational facilities and the firm’s risk in positioning the assets involved. Consistent with this policy, the Manager is authorized to direct the execution of the Fund’s portfolio transactions to dealers and brokers furnishing statistical information or research deemed by the Manager to be useful or valuable to the performance of its investment advisory functions for the Fund. It is understood that in these circumstances the commissions paid may be higher than those which the Fund might otherwise have paid to another broker if those services had not been provided. Information so received will be in addition to and not in lieu of the services required to be performed by the Manager. It is understood that the expenses of the Manager will not necessarily be reduced as a result of the receipt of such information or research. Research services furnished to the Manager by brokers who effect transactions for the Fund may be used by the Manager in servicing other investment companies, entities or funds and accounts which it manages. Similarly, research services furnished to the Manager by brokers who effect asset transactions for other investment companies, entities or funds and accounts which the Manager manages may be used by the Manager in servicing the Fund. It is understood that not all of these research services are used by the Manager in managing any particular account, including the Fund.

(b) The Manager and its affiliates may aggregate purchase or sale orders for the assets with purchase or sale orders for the same asset class for other clients’ accounts of the Manager or of its affiliates, the Manager’s own accounts and hold proprietary positions in accordance with its current aggregation and allocation policy (collectively, the “Advisory Clients”), but only if (x) in the Manager’s reasonable judgment such aggregation results in an overall economic or other benefit to the assets taking into consideration the advantageous selling or purchase price, brokerage commission and other expenses and factors and (y) the Manager’s actions with respect to aggregating orders for multiple Advisory Clients, as well as the Fund, are consistent with applicable law. However, the Manager is under no obligation to aggregate any such orders under any circumstances.

(c) The Manager and the Fund understand and agree that an affiliate of the Manager may, from time to time, sell assets to, or purchase assets from a client for a client’s account and another person on the other side of the transaction, in which case the affiliate will have a potentially conflicting division of loyalties and responsibilities regarding, both parties to such transactions. The Fund hereby authorizes and consents to the affiliate engaging in such transactions and acting in such capacities, to the extent approved by majority of the Board, including a majority of the Board who are not “interested persons” of the Fund, and permitted by the Advisers Act, and other applicable law, rules and regulations.

8. Management Fee.

(a) The Fund pays the Manager a management fee at the rate of 1.45% per annum of the average daily assets under management or daily “AUM,” as determined in accordance with the “Management Fee Calculation” formula set forth immediately below, paid monthly in arrears for each calendar month approximately ten (10) days following the close of each calendar month (the “Management Fee”). The Management Fee will be charged to the Fund based upon the number of days in the month divided by the number of days in the year; assuming a 365-day year, the daily management fee rate will be 0.003972% of AUM. The Management Fee will be indirectly borne by the shareholders as a result of their holdings of shares in the Fund. With the exception that for purposes of calculating the management fee, the value of Longevity Assets cannot increase above the Longevity Asset purchase price.

(b) The Management Fee is calculated at the rate of 1.45% per annum (0.003972% per day for a 365-day year), based on the end-of day value of the Fund’s assets under management (“AUM”). For purposes of calculating the Management Fee, AUM is calculated as the sum of (a) the value of any cash, valued at face value plus the fair value of any assets other than securities, plus (b) the market value of any securities for which there is a readily available market quotation or, if market quotations are not readily available, the fair value, minus (c) any debt incurred by the Fund and other Fund liabilities and expenses. For purposes of this calculation: (a) the fair value of a Mortality Contract may never exceed the purchase price of the Mortality Contract plus any premiums paid thereon, and (b) the fair value of an Annuity Contract may never exceed the purchase price of the Annuity Contract less any dividends received therefore. The Manager expects that under normal market conditions, the majority of its fair-valued assets (i.e., Mortality Contracts), will increase in value over time while the fair value of its Annuity Contracts will be written down as they pay out dividends. As a result, and because the value of the Mortality Contracts and Annuity Contracts cannot increase above their fair value for purposes of the calculation, the AUM fee calculation used to calculate the Management Fee may be lower (but will never be higher) than the NAV fee amount shown above.

(c) If this Agreement shall become effective subsequent to the first day of a month or shall terminate before the last day of a month, the Manager’s compensation for such fraction of the month shall be determined by applying the foregoing percentage to the Fund’s Managed Assets during such fraction of a month (calculated on an average daily basis if such fraction of a month is less than a week) and in the proportion that such fraction of a month bears to the entire month.

9. Certain Limitations.

(a) The rights, duties, and obligations of, and fees payable to, the Manager to act as investment manager to the Fund are subject to:

(i) the terms and conditions set forth in the Registration Statement, as it may be amended, supplemented, revised or restated from time to time;

(ii) such additional policies and procedures as may be adopted from time to time by the Fund, as applicable, with the consent of the Manager, which consent shall not be unreasonably withheld or delayed;

(iii) all applicable investment restrictions as may from time to time be set forth by the Fund, as applicable; and

(iv) all provisions of or exemptions from applicable laws, including, without limitation, compliance with the Securities Act of 1933, as amended, 1940 Act, the Advisers Act, Employee Retirement Income Security Act of 1974, as amended, the Commodities Exchange Act, the USA PATRIOT Act and any other applicable anti-money laundering laws and regulations, applicable tax reporting requirements, and laws, regulations and rules referred to in the Fund’s Constituent Documents.

(b) The Fund shall keep the Manager promptly informed in writing of any changes to the documents referenced in Sections 9(a)(i) through (a)(iii).

(c) The Manager shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, the Manager shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. Notwithstanding anything herein to the contrary, the Manager shall have in place at all times a reasonable disaster recovery plan and program.

(d) Subject to and in accordance with the Certificate of Trust, as amended (the “Charter”), Declaration of Trust and Bylaws of the Fund and similar documents of the Manager, it is understood that trustees, officers, agents and shareholders of the Fund are or may be interested in the Fund as trustees, officers, shareholders and otherwise, that the Manager is or may be interested in the Fund as a shareholder or otherwise and that the effect and nature of any such interests shall be governed by law and by the provisions, if any, of said Charter, Declaration of Trust or Bylaws of the Fund or similar documents of the Manager.

10. Representations and Warranties.

(a) The Manager represents and warrants that it will be duly registered and authorized as an investment adviser under the Advisers Act prior to the date of effectiveness of the Fund, and the Manager agrees to maintain effective all material requisite registrations, authorizations and licenses, as the case may be, until the termination of this Agreement.

(b) The Manager shall prepare or shall cause to be prepared and distributed to Fund shareholders during each year the following reports of the Fund (either included in a periodic report filed with the SEC or distributed in a separate report) (i) within sixty (60) days following the end of each quarter, a report containing the same financial information contained in the Fund’s Quarterly Report on Form N-PORT filed by the Fund under the 1940 Act, as amended; (ii) within ten (10) days of the Fund’s dissemination of its semiannual and annual reports to Fund shareholders the Form N-CSR; (iii) a Form N-CEN within seventy-five (75) days of the end of Fund’s fiscal year; (iv) Form N-23c-3 within three (3) business days after the Fund circulates a repurchase notice to its shareholders; and (v) Form N-PX no later than August 31 of each year, as applicable.

(c) In addition, from time to time and not less than quarterly, the Fund shall cause the Manager to review the Fund’s accounts to determine whether cash distributions are appropriate. The Board may from time to time authorize the Fund to declare and pay to Fund shareholders such dividends or other distributions, in cash or other assets of the Fund or in securities of the Fund, including in shares of one class or series payable to the holders of the shares of another class or series, or from any other source as the Board in its discretion shall determine. All such cash distributions shall be made only out of funds legally available therefor pursuant to the Delaware Statutory Trust Act (12 Del. C. §3801 et seq.), as amended from time to time.

(d) The Manager may, in its discretion, temporarily place proceeds from offerings by the Fund of its equity securities into short-term, highly liquid investments which, in its reasonable judgment, afford appropriate safety of principal during such time as it is determining the composition and allocation of the portfolio of the Fund and the nature, timing and implementation of any changes thereto pursuant to Section 2 of the this Agreement; provided however, that the Manager shall be under no fiduciary obligation to select any such short-term, highly liquid investment based solely on any yield or return of such investment.

11. Services Not Deemed Exclusive. The Fund and the Board acknowledge and agree that:

(a) the services provided hereunder by the Manager are not to be deemed exclusive, and the Manager and any of its affiliates or related persons are free to render similar services to others and to use the research developed in connection with this Agreement for other Advisory Clients or affiliates. The Fund agrees that the Manager may give advice and act with respect to any of its other Advisory Clients which may differ from advice given or the timing or nature of action taken with respect to any client or account so long as it is the Manager’s policy, to the extent practicable, to allocate investment opportunities to the client or account on a fair and equitable basis relative to its other Advisory Clients. It is understood that the Manager shall not have any obligation to recommend for purchase or sale any loans which its principals, affiliates or employees may purchase or sell for its or their own accounts or for any other client or account if, in the opinion of the Manager, such transaction or investment appears unsuitable, impractical or undesirable for the Fund. Nothing herein shall be construed as constituting the Manager an agent of the Fund; and

(b) the Manager and its affiliates may face conflicts of interest as described in the Fund’s Registration Statement and/or the Fund’s periodic filings with the SEC (as such disclosures may be updated from time to time) and such disclosures have been provided, and any updates will be provided, to the Board in connection with its consideration of this Agreement and any future renewal of this Agreement.

12. Limit of Liability.

(a) The Manager and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it (the “Indemnified Parties”) shall not be liable for any error of judgment or mistake of law or for any act or omission or any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that the Manager shall not be protected against any liability to the Fund or its shareholders to which the Manager would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the reckless disregard of its duties and obligations (“Disabling Conduct”). An Indemnified Party may consult with counsel and accountants in respect of the Fund’s affairs and shall be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel and accountants; provided, that such counsel or accountants were selected with reasonable care. Absent Disabling Conduct, the Fund will indemnify the Indemnified Parties against, and hold them harmless from, any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of the Manager’s services under this Agreement or otherwise as adviser for the Fund. The Indemnified Parties shall not be liable under this Agreement or otherwise for any loss due to the mistake, action, inaction, negligence, dishonesty, fraud or bad faith of any broker or other agent; provided, that such broker or other agent shall have been selected, engaged or retained and monitored by the Manager in good faith, unless such action or inaction was made by reason of Disabling Conduct, or in the case of a criminal action, where the Manager had reasonable cause to believe its conduct was unlawful.

(i) Indemnification shall be made only following: (A) a final decision on the merits by a court or other body before which the proceeding was brought that the Indemnified Party was not liable by reason of Disabling Conduct or (B) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Indemnified Party was not liable by reason of Disabling Conduct by (1) the vote of a majority of a quorum of the Board who are neither “interested persons” of the Fund nor parties to the proceeding (“Disinterested Non-Party Trustees”) or (2) an independent legal counsel in a written opinion.

(ii) Notwithstanding Section 12(a)(i), an Indemnified Party shall be entitled to advances from the Fund for payment of the reasonable expenses (including reasonable counsel fees and expenses) incurred by it in connection with the matter as to which it is seeking indemnification in the manner and to the fullest extent permissible under law. Prior to any such advance, the Indemnified Party shall provide to the Fund a written affirmation of its good faith belief that the standard of conduct necessary for indemnification by the Fund has been met and a written undertaking to repay any such advance if it should ultimately be determined that the standard of conduct has not been met. In addition, at least one of the following additional conditions shall be met: (A) the Indemnified Party shall provide a security in form and amount acceptable to the Fund for its undertaking; (B) the Fund is insured against losses arising by reason of the advance; or (C) a majority of a quorum of Disinterested Non-Party Trustees or independent legal counsel, in a written opinion, shall have determined, based on a review of facts readily available to the Fund at the time the advance is proposed to be made, that there is reason to believe that the Indemnified Party will ultimately be found to be entitled to indemnification.

(b) Notwithstanding Section 12(a) to the contrary, the Fund shall not provide for indemnification of an Indemnified Party for any liability or loss suffered by an Indemnified Party, nor shall the Fund provide that any of the Indemnified Parties be held harmless for any loss or liability suffered by the Fund, unless all of the following conditions are met:

(i) the Fund has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Fund;

(ii) the Fund has determined, in good faith, that the Indemnified Party was acting on behalf of or performing services for the Fund;

(iii) the Fund has determined, in good faith, that such liability or loss was not the result of Disabling Conduct, in the case that the Indemnified Party is a director of the Fund who is not also an officer of the Fund or the Manager or an affiliate of the Manager; and

(iv) such indemnification or agreement to hold harmless is recoverable only out of the Fund’s net assets and not from Fund shareholders.

Furthermore, the Indemnified Party shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met:

(v) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnified Party;

(vi) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnified Party; or

(vii) a court of competent jurisdiction approves a settlement of the claims against the Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which shares were offered or sold as to indemnification for violations of securities laws.

(c) The Fund may pay or reimburse reasonable legal expenses and other costs incurred by the Indemnified Party in advance of final disposition of a proceeding only if all of the following are satisfied:

(i) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Fund;

(ii) the Indemnified Party provides the Fund with written affirmation of such Indemnified Party’s good faith belief that the Indemnified Party has met the standard of conduct necessary for indemnification by the Fund;

(iii) the legal proceeding was initiated by a third party who is not a Fund shareholder, or, if by a Fund shareholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement; and

(iv) the Indemnified Party provides the Fund with a written agreement to repay the amount paid or reimbursed by the Fund, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnified Party did not comply with the requisite standard of conduct and is not entitled to indemnification.

(d) Notwithstanding anything in Section 12(a) to the contrary, the Fund shall not indemnify any Indemnified Party to the extent that such indemnification would be in violation of applicable law, including but not limited to Section 17(h) and Section 17(i) of the 1940 Act.

13. Three-Way Limited License; Ownership.

(a) Limited License from Abacus to the Fund and Manager. Subject to the terms of this Agreement, during the term, Abacus hereby grants to the Fund and Manager (each an “IP Licensee” and together the “IP Licensees”) a non-exclusive, royalty free, non-transferable, non-sublicensable, license, without the right to make any derivatives, to use and reproduce the Abacus Intellectual Property, including applicable Abacus Know-How, solely in connection with any (i) investment adviser services to the Fund, or (ii) marketing and materials provided by IP Licensees to investors.

(b) Ownership. The Parties acknowledge that, as among the Parties, Abacus is the sole legal owner of its Intellectual Property and Know-How. Each of the IP Licensees acknowledges that nothing contained in this Agreement shall give either of them any right, title or interest in or to Abacus’ Intellectual Property or Know-How, save as expressly granted under the terms of this Agreement. In the event that, during the term of this Agreement, any improvements, modifications or derivatives of Abacus’ Intellectual Property are made by either IP Licensee, each IP Licensee hereby acknowledges and agrees that, as among the Parties, Abacus is the owner of any such improvements, modifications or derivatives and the IP Licensees unconditionally and irrevocably assign to Abacus their entire right, title and interest in and to any improvements, modifications or derivatives that the IP Licensees may now or hereafter have in or relating to Abacus’ Intellectual Property, whether held or acquired by operation of law, contract, assignment or otherwise.

(c) Disclaimer of Certain Warranties. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY ABACUS: (A) THAT THE PRACTICE BY THE IP LICENEES OF THE LICENSES GRANTED HEREUNDER WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY; AND (B) THAT COMMERCIALLY ACCEPTABLE RESULTS WILL BE OBTAINED IN USING OR PRACTICING ABACUS’ INTELLECTUAL PROPERTY, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ABACUS MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND HEREBY EXPRESSLY DISCLAIMS ANY OTHER WARRANTIES, REPRESENTATIONS, OR GUARANTEES OF ANY KIND REGARDING THE INTELLECTUAL PROPERTY, INCLUDING ANY WARRANTIES REGARDING THE SAFETY, SUITABILITY OR USABILITY OF ANY PRODUCT OR SERVICE UTILIZING ANY OF ITS INTELLECTUAL PROPERTY OR THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY PRODUCT OR SERVICE.

14. Limited License of Names and Marks.

(a) During the term of this Agreement, Abacus hereby grants to each IP Licensee a non-exclusive, non-transferable, non-sublicensable, royalty free license to use the names and service marks together with any associated logotypes and website addresses, as listed in Schedule I hereto (collectively, the “Licensed Marks”), in connection with the marketing and operations of the Fund and financial services generally.

(b) Each IP Licensee acknowledges that the Licensed Marks or any derivative thereof are the valuable property of Abacus, and each IP Licensee is being granted a limited license to use such marks in its name or materials so long as the Manager is the manager of the Fund. Upon termination of this Agreement, the license will automatically terminate and the Fund shall immediately cease to use such marks in its name and any materials incorporating the mark.

(c) Maintenance of Quality. In connection with the use of the Licensed Marks, each IP Licensee shall maintain, adhere to and conform with the standards of quality and specifications described below, or such other standards or specifications that may be adopted and approved by Abacus from time to time during the term, and provided to the IP Licensees.

(d) Trademarks Usage Guidelines. Abacus shall supply the logo artwork for the Licensed Marks to the IP Licensees. The quality standards and specifications for use and reproduction of the Licensed Marks shall be in accordance with the branding guidelines and such other policies and practices regarding trademark usage, style, color and typeface as established from time to time by Abacus and provided to the IP Licensees. Abacus may modify or supplement any guidelines from time to time upon reasonable notice to the IP Licensees, provided that such changes in the guidelines shall not apply to any materials or activities of the IP Licensees in stock or process at the time of such revisions.

(e) Quality Control. Each IP Licensees agrees to provide to Abacus for its prior approval samples of any materials incorporating the Licensed Marks. Once approved by Abacus, no further approval shall be required unless revisions are made by the IP Licensees.

(f) The Fund acknowledges that Abacus is the sole and exclusive owner of all right, title and interest in and to the Licensed Marks in any form or embodiment thereof and is the sole and exclusive owner of the goodwill attached, or which shall become attached, to the Licensed Marks in connection with the business and goods in relation to which the same has been, is or shall be used. Neither IP Licensee shall do, or cause to be done, any act or thing which may adversely affect any rights of Abacus in the Licensed Marks or any registrations thereof or which may, directly or indirectly, disparage, detract from, or adversely reflect on Abacus or Licensed Marks.

(g) Neither IP Licensee shall, directly or indirectly, challenge or contest, or aid in the challenging or contesting of, Abacus’ sole and exclusive ownership of, or the validity of, the Licensed Marks or any application for trademark registration thereof, any trademark registration thereof or any rights of Abacus therein.

(h) Each IP Licensee agrees that if it becomes aware of any unauthorized use of the Licensed Marks or of any use of confusingly similar marks, the IP Licensee will promptly bring such awareness to the Abacus’ attention. With respect to infringements of the Licensed Marks, Abacus shall take such action as it deems advisable for the protection of the rights in and to the Licensed Marks, and each IP Licensee shall cooperate with Abacus in connection therewith at Abacus’ sole expense.

15. Confidential Information.

(a) The Fund acknowledges and agrees that during the course of the Manager’s association with it, the Fund may receive and have access to certain Confidential Information, including Know How, of the Manager. Except as required by applicable law, a court of competent jurisdiction or any self-regulatory organization, the Fund shall: (i) not disclose, copy or permit the disclosure of the Confidential Information to third parties, including, without limitation, to their members, without the prior written consent of the Manager; and (ii) immediately upon termination of this Agreement, promptly return to the Manager any and all Confidential Information, including, without limitation, all copies and reproductions thereof, in their possession and control or in the possession or control of any employee or agent of the Fund who is not then affiliated with the Manager. The Fund undertakes not to do, or permit to be done, any act which would or might jeopardize the secrecy or confidentiality of the Know-How.

(b) The Parties hereto acknowledge that any breach of the foregoing shall cause irreparable harm to the Parties that would be difficult, if not impossible, to value. In view of the foregoing, in addition to any other remedies available to the Parties in law or in equity, the non-breaching Party shall be entitled to injunctive relief in the event that the breaching Party breaches this Section 15(b), without the requirement of having to post any cash, bond or other collateral as a condition of securing temporary, preliminary or permanent injunctive relief.

(c) Access to Information. At the request of the Fund, the Manager shall give to the Fund’s auditors or other designees, reasonable access to documents pertaining to the Fund’s activities during customary business hours and shall permit such auditors to make copies thereof or extracts therefrom at the expense of the requesting Party.

16. Duration and Termination.

(a) This Agreement shall take effect with respect to the Fund as of the close of business on the Effective Date, and shall remain in effect, unless sooner terminated as provided herein, until the earlier of two years from the Effective Date or such earlier date as determined by resolution of the Fund’s Board of Trustees, and shall continue thereafter on an annual basis with respect to the Fund; provided that such continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Fund’s Board of Trustees; and (ii) by the vote, cast in person at a meeting called for such purpose, of a majority of the Fund’s Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party and who have no direct or indirect financial interest in the operation of this Agreement; provided, however, that if the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Agreement as provided herein, the Manager may continue to serve hereunder with respect to the Fund in a manner consistent with the 1940 Act. This Agreement may not be materially amended without a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund. This Agreement may be amended from time to time to add new funds without a vote of the shareholders of the Fund.

(b) This Agreement may be terminated, with respect to the Fund, at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by a vote of a majority of the Fund’s entire Board of Trustees on sixty (60) days’ written notice to the Manager, or by the Manager on sixty (60) days’ written notice to the Fund.

(c) This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the 1940 Act).

(d) After the termination of this Agreement, the Manager shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Fund within thirty (30) days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Manager prior to termination of this Agreement, including any deferred fees. The Manager shall promptly upon termination:

(i) Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(ii) Deliver to the Board all assets and documents of the Fund then in custody of the Manager; and

(iii) Cooperate with the Fund to provide an orderly management transition.

(e) Without the approval of holders of a majority of the shares entitled to vote on the matter, or such other approval as may be required under the mandatory provisions of any applicable laws or regulations, or other provisions of the Fund’s Declaration, the Manager shall not: (i) modify this Agreement except for amendments that do not adversely affect the rights of Fund shareholders; (ii) appoint a new Manager (other than a sub-adviser pursuant to the terms of this Agreement and applicable law); (iii) sell all or substantially all of the Fund’s assets other than in the ordinary course of the Fund’s business or as otherwise permitted by law; or (iv) except as otherwise permitted herein, voluntarily withdraw as the Manager unless such withdrawal would not affect the tax status of the Fund and would not materially adversely affect Fund shareholders.

(f) The Fund may terminate the Manager’s interest in the Fund’s revenues, expenses, income, losses, distributions, and capital by payment of an amount equal to the then present fair market value of the terminated Manager’s interest, determined by agreement of the terminated Manager and the Fund. If the Fund and the Manager cannot agree upon such amount, the parties will submit to binding arbitration which cost will be borne equally by the Manager and the Fund. The method of payment to the terminated Manager must be fair and must protect the solvency and liquidity of the Fund.

17. Conflicts of Interest and Prohibited Activities.

(a) The Manager is not hereby granted or entitled to an exclusive right to sell or exclusive employment to sell assets for the Fund.

(b) The Manager shall not: (i) receive or accept any rebate, give-up or similar arrangement that is prohibited under applicable federal or state securities laws or that would circumvent NASAA Omnibus

Guidelines; (ii) participate in any reciprocal business arrangement that would circumvent provisions of applicable federal or state securities laws or NASAA Omnibus Guidelines governing conflicts of interest or investment restrictions; or (iii) enter into any agreement, arrangement or understanding that would circumvent the restrictions against dealing with affiliates or promoters under applicable federal or state securities laws or NASAA Omnibus Guidelines.

(c) The Manager shall not directly or indirectly pay or award any fees or commissions or other compensation to any person engaged to sell shares or give investment advice to a potential shareholder; provided, however, that this subsection shall not prohibit the payment to a registered broker-dealer or other properly licensed agent of sales commissions or other compensation (including cash compensation and non-cash compensation (as such terms are defined under FINRA Rule 2310)) for selling or distributing shares, including out of the Manager’s own assets, including those amounts paid to the Manager under this Agreement.

(d) The Manager covenants that it shall not permit or cause to be permitted the Fund’s funds to be commingled with the funds of any other person and the funds will be protected from the claims of affiliated companies.

18. Notices. Any notice hereunder shall be in writing and shall be delivered in person or by telex or facsimile (followed by delivery in person) to the Parties at the addresses set forth below.

If to the Fund:

ABL Longevity Growth and Income Fund

2101 Park Center Drive, Suite 200

Orlando, FL 32835

Attn: Principal Executive Officer with a copy to the General Counsel

If to the Manager:

ABL Wealth Advisors, LLC

2101 Park Center Drive, Suite 200

Orlando, FL 32835

Attn: President with a copy to the General Counsel

or to such other address as to which the recipient shall have informed the other party in writing.

Unless specifically provided elsewhere, notice given as provided above shall be deemed to have been given, if by personal delivery, on the day of such delivery, and, if by facsimile and mail, on the date on which such facsimile or mail is sent.

19. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

20. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.21. Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion or occasions shall not be considered to be a waiver thereof or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

22. Headings. The headings appearing in this Agreement are used for convenience of reference only and shall not be considered a part of this Agreement or in any way modify, amend or affect the meaning of any provisions.

23. Rules of Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa.

24. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, if any, between the Parties hereto with respect to such subject matter.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the Parties hereto caused their duly authorized signatories to execute this Agreement as of the day and year first written above.

ABL LONGEVITY GROWTH AND INCOME FUND

By:
Name:	Jay Jackson
Title:	Principal Executive Officer

ABL WEALTH ADVISORS, LLC

By:
Name:	William McCauley
Title:	Manager

Solely with respect to Sections 14 and 15 ABACUS GLOBAL MANAGEMENT, INC.

By:
Name:	Jay Jackson
Title:	Chief Executive Officer

[Signature page to the Investment Management and License Agreement]

Exhibit A

Definitions

For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

“1940 Act” shall have the meaning set forth in the introductory paragraph hereof.

“Abacus” shall have the meaning set forth in the introductory paragraph hereof.

“Advisers Act” shall have the meaning set forth in the introductory paragraph hereof.

“Advisory Clients” shall have the meaning set forth in Section 7(b) hereof.

“Agreement” shall have the meaning set forth in the introductory paragraph hereof.

“Annuity Contracts” is defined in the Registration Statement.

“AUM” shall have the meaning set forth in Section 8(b) hereof.

“Board” shall mean the Board of Trustees of the Fund.

“Charter” shall have the meaning set forth in Section 9(d) hereof.

“Confidential Information” shall mean all confidential and proprietary information and trade secrets (whether in writing or otherwise and no matter in what form or on what medium held) relating to the Fund including, without limitation, all financial, marketing and technical information, specifications, ideas, concepts, technology, processes, knowledge, trade secrets, inventions, formulas, technical information, concepts, test results, financial information, cost data, customer information and Know-How together with all details of information relating to research and development, current trading performance and future business strategy, certain information, data, notes, analyses, records and materials of the Manager, information concerning the business affairs, portfolios and investment strategies of the Manager or its clients, the research and systems used by the Manager, or provided to its clients for the purposes of trading, portfolio evaluation and monitoring assets, and accounting back-office functions. Confidential Information does not include information that (i) is or hereafter becomes generally available to the public other than as a result of a disclosure by the recipient, (ii) was already known to the recipient prior to receipt from the disclosing party as evidenced by prior written documents in its possession, (iii) is disclosed to the recipient on a non-confidential basis by a person under apparent authority to make the disclosure, or (iv) is developed by or on behalf of the recipient without reliance on confidential information received hereunder.

“Disabling Conduct” shall have the meaning set forth in Section 12(a) hereof.

“Disinterested Non-Party Trustees” shall have the meaning set forth in Section 12(a)(i) hereof.

“Effective Date” shall have the meaning set forth in the introductory paragraph hereof.

“FINRA” shall mean the Financial Industry Regulatory Authority.

“Fund” shall have the meaning set forth in the introductory paragraph hereof.

“Indemnified Parties” shall have the meaning set forth in Section 12(a) hereof.

“Independent Trustees” shall have the meaning set forth in Section 3(e) hereof.

A-1

“Intellectual Property” shall mean, except for the Licensed Marks, any and all industrial and intellectual property rights and all rights associated therewith, throughout the world and in any jurisdiction, including Know-How, trade secrets, and software code.

“Investment Advisory Services” shall have the meaning set forth in Section 2(a) hereof.

“IP Licensee” or “IP Licensees” shall have the meaning set forth in Section 13(a) hereof.

“Know-How” shall mean all know-how, trade secrets and Confidential Information in the relating to the management of the Fund and in any material or information made available to the Parties pursuant to this Agreement.

“Licensed Marks” are set forth on Schedule I.

“Longevity Assets” is defined in the Registration Statement.

“Management Fee” shall have the meaning set forth in Section 8(a) hereof.

“Manager” shall have the meaning set forth in the introductory paragraph hereof.

“Mortality Contracts” is defined in the Registration Statement.

“Party” or “Parties” shall have the meaning set forth in the introductory paragraph hereof.

“Registration Statement” shall mean the Fund’s registration statement, initially filed with the SEC on September 7, 2023, as may be amended from time to time.

“SEC” shall have the meaning set forth in the introductory paragraph hereof.

A-2

Schedule I

Licensed Marks

ABACUS

ABACUS LIFE

ABL

ABL TECHNOLOGIES VALUATION METHODOLOGYTM

Schedule I-1